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                                                                  Exhibit 10.52

                     SUMMARY OF FOREST CITY ENTERPRISES, INC
                           LONG-TERM PERFORMANCE PLAN


         The Company adopted the Long-Term Performance Plan ("LTPP") in 2000. The Compensation Committee administers the LTPP but obtains input from senior management when appropriate. The executives who are part of the strategic planning group are eligible to participate.

         Target incentive awards are earned over a four-year period. Awards are based on the participant's current base salary. Participants can earn more or less than the targeted amounts for their salary depending on the level of achievement of the financial performance.

         The performance measure for all SBUs and for corporate is total return on capital or increase in value (defined as cash available plus the change in net current value for the four-year plan period). The LTPP established certain performance objectives for each SBU and corporate. The Compensation Committee, with input from senior management, also sets threshold and maximum performance objectives. Participants earn a percentage of the target incentive depending on where between the threshold and maximum their performance falls. The LTPP also includes the provision for stock option grants in addition to payments made based on total return measurement.

         The LTPP established gatekeeping measures similar to measures under the MIP. The current gatekeeping measures are (1) continued use of non-recourse debt; (2) reportable cash flow on average for the four-year equal to or better than the year preceding the performance period; and (3) a debt leverage of 75 percent or less.

         Payments pursuant to the LTPP are made to participants at the end of the four-year performance period. The payments are made in cash. Participants can elect to defer up to 50 percent of their payment.

         In general, only participants employed by the Company at the end of the plan year are eligible for incentive payments. However, death, permanent disability or retirement of a participant during the year will lead to a prorata payment based on the number of months of employment completed during the year. Participants whose employment terminates for any other reason are not eligible for an annual incentive payment.

         The Compensation Committee has the right to change the LTPP provisions at any time. Changes could include taking into account mergers and acquisitions, external equity financings, extraordinary gains or losses and the like. The Compensation Committee will also evaluate sale of properties with proceeds that are greater than a specified amount to determine whether such a sale should be included in LTPP payout calculations.